Exhibit 99(b)
TXU Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
December 31, 2006

The balances in the sub-accounts on deposit with the trustee as of December 31, 2006 were:

	Series 2003-1	Series 2004-1

General Sub-Account	$26,299,397.25	$14,549,157.47
Capital Sub-Account	$2,540,765.87	$3,964,871.93
Overcollateralization Sub-Account	$635,016.06	$825,643.65
Reserve Sub-Account	$798,491.12	$3,534,053.93

REP Deposit Account * $7,783,911.06

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.